Exhibit 99.1

Trimble Inc. 10368 Westmoor Dr. Westminster, CO 80021 +1 720.887.6100 +1 800.480.0510

NEWS RELEASE

Trimble and AGCO to Form Joint Venture to Better Serve Farmers

Worldwide with Mixed Fleet Precision Agriculture Solutions

Joint Venture to Accelerate Innovation in Factory-Fit and Aftermarket Solutions to Benefit Farmers Across the Globe

Transaction to Simplify and Accelerate Trimble’s Focus on its Connect and Scale Strategy

WESTMINSTER, Colo., Sep. 28, 2023—Trimble (NASDAQ: TRMB) announced today a definitive agreement to form a joint venture (the “JV”) with AGCO (NYSE: AGCO) to better serve farmers with factory fit and aftermarket applications in the mixed fleet precision agriculture market. Trimble and AGCO’s shared vision is to create a global leader in mixed fleet smart farming and autonomy solutions.

In aggregate, Trimble expects approximately $3 billion in value from the transaction from pre-tax cash proceeds, Trimble’s 15 percent stake in the joint venture, and the related commercial agreements.

Under the terms of the JV, Trimble will contribute its precision agriculture business (“Trimble Ag”) excluding certain Global Navigation Satellite System (“GNSS”) and guidance technologies and AGCO will contribute its JCA Technologies business, which is a leader in the development of autonomous software for agricultural machines, implement controls and electronic system components. Trimble will receive $2 billion in pre-tax cash proceeds plus a 15% stake in the JV. In addition, the parties will enter into (i) a long-term Supply Agreement through which Trimble will provide the JV with key GNSS and guidance technologies (“Supply Agreement”), (ii) a Technology Transfer and License Agreement (“TTLA”) to govern the licensing of Trimble trademarks and technology for use by the JV after the expiration of the Supply Agreement and (iii) a Positioning Services Agreement through which the JV will serve as a channel partner to Trimble for its positioning services in the agriculture market (collectively, the “Commercial Agreements”).

Delivering a Leading Portfolio of Agriculture Technologies

The JV will align two leading companies dedicated to serving farmers worldwide with cutting-edge technologies to help farmers drive productivity, efficiency and sustainability. For customers, the JV’s technology is expected to offer seamless integration and connectivity across geographies, equipment brands and the crop life cycle. For dealers, it is expected to better serve farmers with a broad, complementary, and leading technology portfolio.

“Farmers today are looking for mixed fleet solutions across their tractors and the implements that they use to most efficiently and sustainably feed the world. We believe a joint venture with AGCO, complemented by the successful mixed fleet approach that they have developed with their Precision Planting business model, can help us better serve farmers and OEMs together,” said Rob Painter, Trimble’s president and chief executive officer. “Trimble has a rich history of forming and cultivating joint ventures with industry leaders such as Caterpillar, Nikon and Hilti and we are excited about this opportunity with AGCO and its family of leading brands. We look forward to beginning a new chapter with AGCO to bring precision agriculture to both the factory and to the aftermarket.”

“The exclusive access to Trimble Ag products, combined with AGCO’s existing Precision Ag offerings, accelerates AGCO’s growth ambitions around autonomy, precision spraying, connected farming, data management and sustainability,” said Eric Hansotia Chairman, President and CEO of AGCO Corporation. “All of these touchpoints will result in our team being even more farmer focused.”

Transaction Expected to Result in a Stronger, More Focused Trimble

Following completion of the transaction, Trimble will continue to deliver its differentiated technologies at the intersection of the physical and digital worlds across its core businesses.

The transaction is expected to result in significant benefits to Trimble, including:

Simplifies Connect and Scale Strategy

•	Streamlines portfolio and increases focus on priority growth areas

•	Reduces exposure to hardware-centric agriculture market while retaining highly recurring revenue Positioning Services business

•	Retains core GNSS IP and will continue to innovate and offer across served markets, including the JV

Enhances Financial Profile and Flexibility

•	Results in a higher mix of software, services and recurring revenue from 66% to 72% on a pro forma basis

•	Results in a higher mix of recurring revenue from 49% to 55% on a pro forma basis

•	Over $1.5 billion in net proceeds after tax used to repay $1.1 billion in debt and repurchase shares

De-risks Trimble’s Channel Transition in the Agriculture Market

•	Provides opportunity to partner with a leading OEM focused on serving the mixed fleet across the globe

•	Comprehensive plan with a major OEM provider reduces uncertainties from the Trimble aftermarket channel transition

•	Maintains ongoing participation in a leading Precision Ag asset

Trimble Financial Details

Trimble’s precision agriculture business, which has historically been reported as part of Trimble’s Resources and Utilities reporting segment, is expected to generate fiscal 2023 revenues of approximately $535 million and Adjusted EBITDA of approximately $185 million as part of Trimble. For comparative purposes, after giving effect to the transaction as if it had occurred on the first day of fiscal 2023, Trimble estimates that it would have generated approximately $65 million of revenue and approximately $15 million of Adjusted EBITDA from the Supply Agreement.

Following the launch of the joint venture, Trimble’s 15 percent interest in the net profits of the joint venture will be included in Trimble’s income from equity method investments, net. For comparative purposes, after giving effect to the transaction as if it had occurred on the first day of fiscal 2023, Trimble estimates that it would have earned approximately $25 million of equity income from its stake in the JV.

Trimble’s Resources and Utilities segment also includes (i) forestry solutions used in the global forest supply chain, (ii) utilities software and solutions used to enable geospatial-centric enterprise asset management and (iii) positioning services which enables precision GNSS positioning and includes recurring revenue encompassing CenterPoint RTX, RangePoint RTX and ViewPoint RTX, which will remain with Trimble following the transaction in addition to revenue and income from the Supply Agreement with the JV.

Timing and Approvals

The transaction is expected to close in the first half of 2024, subject to customary closing conditions including regulatory approvals.

Investor Conference Call

Trimble will hold a conference call on Sep. 28, 2023 at 12:30 p.m. ET to discuss the joint venture. An accompanying slide presentation will be made available on the “Investors” section of the Trimble website, www.trimble.com, under the subheading “Events & Presentations.” The call will be broadcast live on the web at http://investor.trimble.com. Investors without internet access may dial into the call at (888) 660-6347 (U.S.) or (929) 201-6594 (international). The conference ID is 1043223. The replay will also be available on the web at the address above.

Advisors

Centerview Partners LLC is acting as exclusive financial advisor to Trimble, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Trimble.

Morgan Stanley & Co. LLC is acting as exclusive financial advisor to AGCO. Simpson Thacher & Bartlett LLP is acting as legal advisor to AGCO, and Troutman Pepper Hamilton Sanders LLP is acting as its financing counsel.

About Trimble

Dedicated to the world’s tomorrow, Trimble is a technology company delivering solutions that enable our customers to work in new ways to measure, build, grow and move goods for a better quality of life. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency and sustainability. From purpose-built products and enterprise lifecycle solutions to industry cloud services, Trimble is transforming critical industries such as construction, geospatial, agriculture and transportation to power an interconnected world of work. For more information about Trimble (NASDAQ:TRMB), visit: www.trimble.com.

About AGCO

AGCO (NYSE:AGCO) is a global leader in the design, manufacture, and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio, including core brands like Fendt®, GSI®, Massey Ferguson®, Precision Planting®, and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $12.7 billion in 2022. For more information, visit www.AGCOcorp.com. For company news, information, and events, please follow AGCO on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the planned formation of the joint venture and the timing thereof, the value and benefits to Trimble of the joint venture and the Commercial Agreements, the use of proceeds and the development of substantial technology synergies over time, and the business performance and financial results of each of the joint venture and Trimble following the transaction. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this news release due to certain risks and uncertainties. Factors that could cause or contribute to changes in such forward-looking statements include, but are not limited to (i) the failure to realize the anticipated benefits of the formation of the joint venture, (ii) that the closing of the transaction is subject to conditions which may not be satisfied or may take longer to be satisfied than expected, (iii) that the benefits from the long-term Supply Agreement and other Commercial Agreements to the joint venture will be dependent upon the joint venture’s ability to successfully develop and market products, (iv) the failure to realize the benefits of Trimble’s non-controlling stake in the joint venture, (v) unanticipated difficulties in separating the precision agriculture business, (vi) unanticipated factors affecting the cost of operating the joint venture as a standalone business, (vii) inability to successfully integrate AGCO’s JCA Technologies business into the joint venture, (viii) that the use of proceeds may be affected by market conditions and alternative uses which become more attractive over time, (ix) that the development of technology synergies will depend on the level of research and development spending and the success of future innovation, and (x) the failure to obtain governmental or regulatory approval that may be required for the proposed transaction, or that, if such approval is obtained, the approval is obtained subject to unexpected conditions. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in reports filed with the SEC, including Trimble’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K, such as statements regarding changes in economic conditions and the impact of competition. Undue reliance should not be placed on any forward-looking statement contained herein. These statements reflect Trimble’s position as of the date of this news release. Trimble expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in Trimble’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

Use of Non-GAAP Financial Information

When Trimble provides its expectations for the impact the joint venture will have on Trimble’s revenue and Adjusted EBITDA on a forward-looking basis, a reconciliation of the differences between non-GAAP expectations and the corresponding GAAP measures is not available without unreasonable effort. The variability of the items that have not yet been determined may have a significant, and potentially unpredictable, impact on Trimble’s future GAAP results.

Additional financial information about Trimble’s use of Non-GAAP can be found on the Investor Relations page of the Trimble website at https://investor.trimble.com/financial-information.

FTRMB

Media Contacts:

Eric Harris

Director of Strategic Communications

Trimble

303-588-6167

eric_harris@trimble.com

Michael Leyba

Senior Director, Investor Relations

Trimble

415-309-3127

michael_leyba@trimble.com